HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Senior Vice President and Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS PRELIMINARY NET CONTRACTS AND DELIVERIES FOR THE THIRD QUARTER OF FISCAL 2007

RED BANK, NJ, August 13, 2007 – Hovnanian Enterprises, Inc. (NYSE: HOV) today announced preliminary net contracts and deliveries for the third quarter ended July 31, 2007. The Company delivered 3,179 homes during its third quarter, a decrease of 31% from the same quarter a year ago, excluding 329 homes in unconsolidated joint ventures.

Net contracts for the quarter were 2,539, a decrease of 24% from last year's third quarter, excluding 255 net contracts for unconsolidated joint ventures. Cancellations for the fiscal 2007 third quarter were 35% of gross contracts, compared to the cancellation rate of 33% for the third quarter of 2006. Contract backlog, as of July 31, 2007, excluding unconsolidated joint ventures, was 7,126 homes, a decrease of 31% from the same quarter a year ago.

As a result of continued deterioration in sales pace and pricing in certain communities since the end of the Company’s second fiscal quarter, the Company also announced that it expects to incur approximately $90 million to $110 million of pretax charges related to land impairment and write-offs of predevelopment costs and land deposits in the third quarter.

These results are preliminary and the Company is still completing its review of financial results and impairment charges.

The Company expects that it is in compliance with all of its debt covenants, as of July 31, 2007.

As previously announced, the Company expects to finalize and release complete financial results for the third quarter ended July 31, 2007 after the close of the New York Stock Exchange on Thursday, September 6, 2007. The Company will webcast its third quarter financial results conference call at 11:00 a.m. (ET) on Friday, September 7, 2007.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes, First Home Builders of Florida and CraftBuilt Homes. As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2006 annual report, can be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

Hovnanian Enterprises, Inc. is a member of the Public Home Builders Council of America (“PHBCA”) (www.phbca.org), a nonprofit group devoted to improving understanding of the business practices of America's largest publicly-traded home building companies, the competitive advantages they bring to the home building market, and their commitment to creating value for their home buyers and stockholders. The PHBCA's 14 member companies build one out of every five homes in the United States.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2006.

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